EXHIBIT 21

                                  SUBSIDIARIES

- Appiant Technologies North America, Inc. (formerly named NHancement Technologies North America, Inc.), a California corporation;

-     Infotel Technologies (Pte) Ltd, a Singapore corporation;

-     NHancement Technologies Software Group, Inc., a California corporation;

-     Great America Acquisition Corp., a Delaware corporation;

-     18474 Yukon Inc., a Yukon Territory (Canada) corporation; and

-     NHancement Technologies (India) Pte. Ltd., an India corporation;



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